UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): April 21, 2008

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNISOURCE ENERGY CORPORATION	86-0786732
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

TEP Rate Case Proceeding.

As previously reported, Tucson Electric Power Company (TEP) has a proceeding underway before the Arizona Corporation Commission (ACC) to establish new retail rates.

Procedural Order.

On April 18, 2008, the ACC Staff filed a request with the administrative law judge (ALJ) conducting the proceeding stating that, due to the amount of time invested in settlement discussions, the ACC Staff was requesting that the April 24, 2008 surrebuttal filing date be vacated.

On April 21, 2008, the ALJ issued a procedural order which vacates the schedule for surrebuttal and rejoinder filings and requires ACC Staff to file a revised procedural schedule or request for procedural conference by April 28, 2008.

Tentative Settlement.

TEP and ACC Staff have agreed in principle to the major terms of a  settlement in the TEP rate proceeding.  TEP and the ACC Staff will commence the process of preparing a definitive settlement agreement, which is expected to be filed with the ACC.  There can be no assurance that a definitive settlement agreement will be reached or whether other participants in the rate proceeding will support the proposed settlement.  The proposed rates will be more fully developed in connection with the preparation of a definitive settlement agreement  and may vary from those described below. A settlement agreement would also be subject to a hearing before the administrative law judge and approval by the ACC.

As currently contemplated, the settlement would provide for a cost of service rate methodology for TEP’s generation assets; a base rate increase of 6% over TEP’s current retail rates; the fuel rate included in base rates would be 2.9 cents per kilowatt-hour (kWh); a PPFAC effective January 1, 2009; a base rate moratorium through January 1, 2013; and a waiver of any claims under the 1999 Settlement Agreement.

The PPFAC would be based on the form proposed in the testimony filed by the ACC Staff on February 29, 2008 except that TEP’s wholesale revenues from short term sales and trading and 50% of the revenues from the sale of SO2 allowances would be credited against TEP’s purchased power and fuel expense.

The settlement contemplates that the ACC would establish the date that the base rate increase would go into effect.

According to a May 2007 order of the ACC, TEP’s current retail rates shall remain in effect, including the collection of an amount equal to the Fixed Competitive Transition Charge (CTC), until the effective date of a final order in the rate case proceeding.  The incremental revenues (true-up revenues) collected as a result of continuing to collect an amount equal to the Fixed CTC after it would otherwise terminate under the 1999 settlement (estimated to be $65 million from June 1, 2008 to December 31, 2008) shall accrue interest and shall be subject to refund or credit or other such mechanism to protect customers, as determined by the ACC.

The proposed settlement does not address the amount nor the treatment of any true-up revenues but would provide, to the extent the ACC determines that the true-up revenues are to be credited to customers, that TEP will credit up to $32.5 million of true-up revenue to customers through the PPFAC.

TEP cannot predict the outcome of the rate case proceeding.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 23, 2008	UNISOURCE ENERGY CORPORATION —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Principal Financial Officer

Date: April 23, 2008	TUCSON ELECTRIC POWER COMPANY —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Principal Financial Officer